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                                                                    Exhibit 10.4

                                   AGREEMENT

     THIS AGREEMENT ("Agreement") is entered into as of the ___ day of March, 2000, by the between QVC, Inc. ("QVC"), a Delaware corporation with its principal place of business at Studio Park, 1200 Wilson Drive, West Chester, PA 19380, and Lorenzo Jewelry Manufacturing Ltd. ("Company"), a _____________ corporation, with its principal place of business at Unit #12, 12/F., Blk. A, Focal Ind. Center, 21 Man Lok Street, Hinghom, Kln., Hong Kong.

                                  BACKGROUND

     A. QVC and its affiliates promote, market, sell and distribute (collectively, "Promote") products through various means and media, including without limitation, their televised shopping programs (the "Programs").

     B. Company manufactures and/or sells (i) various items of finished jewelry set with natural stones in gold and/or silver, (ii) watches, (iii) those certain loose gemstones designated on Exhibit A hereto, as may be amended by the parties from time to time (the "Gemstones") and (iv) various items of finished jewelry incorporating the Gemstones (all such items listed in (i), (ii), (iii) and (iv) above manufactured, developed or sold by Company, whether now in existence or developed hereafter, collectively, the "Products").

     C. Company and QVC desire that QVC Promote the Products through certain means and media.

     NOW, THEREFORE, incorporating the foregoing background, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Grant of License and Other Rights.
          ---------------------------------

     (a) Company grants to QVC and its affiliates throughout the Term (as defined in paragraph 3 below) of this Agreement: (i) the exclusive right in North America, the United Kingdom and Germany (the "Territory") to Promote the Products through Direct Response Television Programs (as defined below); (ii) except as otherwise provided in paragraph 1(a)(i) hereof, the nonexclusive worldwide right to Promote the Products through all means and media; and (iii) the right to use, publish, reproduce and transmit the trademarks, trade names and/or logos used and/or developed by Company in connection with the Products (whether now in existence or created hereafter, collectively, the "Trademarks") to Promote the Products in accordance with the terms and conditions


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of this Agreement. In addition, Company grants to QVC and its affiliates the non-exclusive right to use the rights granted in (i), (ii) and (iii) above during the Sell-Off Period (as defined in paragraph 3 below). For purposes of this Agreement, "Direct Response Television Programs" shall mean any televised program (whether now in existence or developed hereafter) which requests a consumer to respond to any promotion of any product or service by mail, telephone, or other electronic means, which program: (A) is live, contains an intermittent or continuous call to action, and devotes at least twenty percent (20%) of its programming time to the promotion of products and services; or (B) is otherwise in the style of a televised retailing program. Hereinafter, the rights granted to QVC pursuant to this paragraph 1 are collectively referred to as the "License".

     (b) Notwithstanding the provisions of paragraph 1(a) hereof, if at any time during the Term of this Agreement QVC elects either not to Promote, or to cease to Promote, a particular Gemstone, QVC will notify Company of same, and the parties will amend Exhibit A hereto by deleting reference to such Gemstone. Company shall thereafter have the right to Promote such loose Gemstone through all means and media; it being understood, however, that all items of jewelry incorporating such Gemstone manufactured and/or sold by Company shall remain exclusive to QVC in accordance with the provisions of paragraph 1(a) hereof. During the Term of this Agreement, Company at its sole expense, shall provide to QVC or its designee monthly reports detailing Company's inventory of Gemstones at the end of each such month.

     2.   Products.
          --------

     (a) From time to time, QVC may issue to Company a purchase order, the current form of which is attached hereto as Exhibit "B" and incorporated herein by reference (any such purchase order, as may be issued from time to time, is hereinafter referred to as a "Purchase Order"). Hereafter, any purchases of Products by QVC shall be made according to the terms set forth in this Agreement and on any such Purchase Order(s). This paragraph 2, together with all other terms of each Purchase Order, shall survive the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or otherwise, QVC makes no representations or warranties with respect to (i) the amount of Products that may be sold through the Programs, if any,
(ii) the number of times, if any, the Products may be offered for sale on the Programs or (iii) the amount of revenue, if any, that may be generated through any sales of Products on the Programs. This Agreement does not obligate QVC to purchase any Products from Company or to Promote or sell any Products.

     (b) During the Term of this Agreement, Company at its sole expense, shall provide to QVC or its designee, upon the request of QVC, (i) all research and development for the Products, and subject the Products to all necessary or appropriate quality control procedures, independent consumer and market research, and other testing to ensure that the Products fully comply with all claims made or to be made about the


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Products and any applicable state of federal laws, rules and regulations, (ii)
consulting and advisory services with respect to QVC's efforts to Promote the Products, and (iii) such other creative input as QVC may deem appropriate from time to time.

     3.   Term.
          ----

     (a) Generally. The initial term of this Agreement (the "Initial Term") shall commence on the date hereof and shall expire three (3) years after the date hereof. Upon the expiration of the Initial Term, this Agreement shall automatically and continually renew for additional three-year terms (each, a "Renewal Term," and the Initial Term and all Renewal Terms being collectively referred to herein as the "Term") in perpetuity, unless (i) either party notifies the other party in writing, at least 30 days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its intent to terminate the Agreement, and (ii) Net Purchases of Products during the Initial Term or such Renewal Term are less than the Minimum Amount (as such terms are defined in paragraphs 3(d) and (e) hereof).

     (b) Right to Cure. Notwithstanding anything to the contrary contained in paragraph 3(a) hereof, if Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Purchases for the Initial Term or then-current Renewal Term, as the case may be, then QVC may cure such shortfall by issuing purchase order(s) for Products in quantities which, if added to existing Net Purchases for such period, would yield Net Purchases equaling or exceeding the Minimum Amount for such period. In such case, such notice of termination shall be deemed rescinded, and the Agreement shall renew for another Renewal Term. Net purchases derived from Products ordered pursuant to such right to cure shall not be counted toward the Minimum Amount applicable to the next succeeding Renewal Term.

     (c) Failure to Achieve Minimum Amount. If Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Purchases for the Initial Term or then-current Renewal Term, as the case may be, and QVC fails to exercise its right to cure under paragraph 3(b) hereof, then the Agreement shall terminate at the conclusion of such Term, whereupon QVC may continue to exercise the License rights on a nonexclusive basis for as long as necessary to Promote the Products through any means or media (i) to sell off any of its remaining inventory of Products, (ii) to place additional orders for Products to fulfill any remaining unfilled customer orders for Products, and (iii) to have such additional orders fulfilled by Company (the "Sell-Off Period"). Failure of QVC to achieve the Minimum Amount in the Initial Term or any Renewal Term shall not constitute a breach of this Agreement.

     (d) Minimum Amount. For purposes of this Agreement, "Minimum Amount" shall mean Eighty Million Dollars ($80,000,000) in the Initial Term, and for each


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succeeding Term, one hundred and twenty percent (120%) of the Minimum Amount applicable to the immediately preceding Term.

     (e) Net Purchases. For purposes of this Agreement, "Net Purchases" shall mean the aggregate amount of all Purchase Orders for Products issued by QVC to Company during the applicable term excluding freight, shipping and handling charges, sales, use and other taxes.

     (f) Yearly Minimum. Nothwithstanding anything to the contrary contained in this paragraph 3, in the event that Net Purchases during (i) the first year of the Initial Term or any Renewal Term do not equal or exceed Fifteen Million Dollars ($15,000,000), or (ii) the second year of the Initial Term or any Renewal Term do not equal or exceed Twenty Million Dollars ($20,000,000), and Company provides written notice to QVC of its intent to terminate the Agreement at least 30 days prior to the end of any such year, then QVC shall have the opportunity to cure such shortfall pursuant to the provisions of paragraph 3(b) hereof. If QVC exercises its right to cure with respect to such year, then Company's notice of termination with respect to such year shall be deemed rescinded. If QVC fails to exercise its right to cure under paragraph 3(b) hereof with respect to such year, then the Agreement shall terminate at the conclusion of such year, whereupon QVC may continue to exercise the License rights on a nonexclusive basis for as long as necessary, as provided in paragraph 3(c) hereof.

     4. Non-Compete. Except as contemplated hereunder or in any other written agreement between QVC and Company and without the prior written consent of QVC, neither Company nor any affiliate of Company shall, during the Term of this Agreement, and during the three (3) month period following the expiration or termination of this Agreement, promote, advertise, endorse or sell any goods, services, or products, including without limitation the Products, anywhere in the Territory by means of Direct Response Television Programs. This provision shall survive the expiration or termination of this Agreement.

     5. Representations, Warranties and Covenants. Company represents, warrants and covenants, which representations, warranties and covenants shall continue during the Term of this Agreement and shall survive the expiration or termination of this Agreement, that: (a) it possesses the full power and exclusive right to grant the License to QVC; (b) the execution, delivery and performance of this Agreement by Company does not violate any agreement, instrument, judgement, order or award of any court or arbitrator or any law, rule or regulation; (c) each Product shall comply with all foreign, federal, state, county, municipal or other statutes, laws, orders and regulations of any governmental or quasi-governmental entity; (d) QVC's use of the License, and QVC's Promotion of the Products as permitted hereunder, will not infringe or otherwise violate the copyrights, trademarks, or other proprietary rights of third parties or constitute unfair competition; (e) all claims concerning the Products made by Company are, and will be,


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true and correct at the time such claims are made, and supported by data which complies with applicable law; and (f) except as contemplated hereunder, there exist no agreements, or other arrangements, for Company to endorse, promote, advertise, or sell any Products through Direct Response Television Programs. Company shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained.

     6. Confidentiality. Company acknowledges and agrees that any and all information regarding QVC or its operations disclosed to it in conjunction with this Agreement, and any information regarding the sale and promotion of Products and/or products by QVC, will be treated as confidential information and will not be disclosed to any third party at any time during the term of this Agreement, including any Renewal Term(s), and thereafter. Company further agrees that any such information will not be used for any purposes by Company other than for purposes contemplated by this Agreement. Confidential information shall not be deemed to include information which (a) is public knowledge or becomes generally available to the public other than as a result of disclosure by Company; (b) becomes available to Company, on a non-confidential basis, from a source (other than QVC or its agents) who is not bound by a confidentiality agreement with QVC; or (c) is in the possession of Company prior to disclosure by QVC, provided that the source was not bound by a confidentiality agreement with QVC. Company agrees that in the event of a breach or threatened breach of the terms of this paragraph 6 and/or the provisions of paragraph 4, QVC shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief which remedy shall be cumulative and in addition to any other rights and remedies to which QVC may be entitled. Company acknowledges and agrees that the confidential information and other information referred to in this paragraph 6 and the prohibitions provided in paragraph 4 above, are valuable and unique and that such breach of such provisions will result in immediate irreparable injury to QVC. The rights and obligations of the parties set forth in this paragraph 6 shall survive and continue after the termination or expiration of this Agreement.

     7. Publicity. Except for incidental non-derogatory remarks necessitated by the services provided hereunder or as otherwise required by applicable securities and other laws, Company shall not issue any publicity or press release regarding its contractual relations with QVC or otherwise make any oral or written reference to QVC regarding their activities hereunder, without obtaining QVC's prior written consent, and approval of the contents thereof. With respect to disclosures that may be required by applicable securities or other laws, Company shall notify QVC in writing prior to making any reference to QVC in any such disclosure and shall accept the reasonable input of QVC with regard to such disclosure. Company shall not utilize any trade name, service mark, trademark, or copyright belonging to QVC without the prior written consent of QVC.


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     8.   Miscellaneous.
          -------------

     (a) Amendment. This Agreement may not be varied, amended, or modified unless in writing signed by the parties hereto.

     (b) No Assignment. This Agreement and the rights and obligations hereunder are not assignable and any such assignment shall be null and void.

     (c) Governing Law. This Agreement shall be construed according to the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles. Each of QVC and Company hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County, and the United States District Court for the Eastern District of Pennsylvania, in all matters arising out of this Agreement. Company consents to service of process by certified mail, return receipt requested, at the address indicated in the opening paragraph hereof.

     (d) Notices. All notices provided for hereunder shall be sent via certified mail, return receipt requested, or by reputable overnight carrier, to the addresses indicated in the opening paragraph hereof. All notices sent to QVC shall be sent to the attention of Executive Vice President, Merchandising, and Senior Vice President, General Counsel.

     (e) Entire Agreement. This Agreement supersedes all prior communications between the parties regarding the subject matter hereof, whether oral or written, and constitutes the entire understanding of the parties. The parties hereto acknowledge and agree that this Agreement is in addition to, and does not supersede, that certain agreement between QVC and Company dated November 30, 1999.

     (f) Remedies and Waiver. No delay or failure on the part of any party hereto in exercising any right or remedy under this Agreement, and no partial or single exercise thereof, shall constitute a waiver of such right or remedy or of any other right or remedy. The rights and remedies provided in this Agreement shall be in addition to, and not in lieu of, any rights and remedies provided in any Purchase Order(s) or under applicable law. The rights and remedies provided in this Agreement and the Purchase Order are intended to be consistent and cumulative. However, to the extent needed to resolve any conflict between this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement shall govern.

     (g) Severability. If any term or condition of this Agreement or the application thereof shall be illegal, invalid or unenforceable, all other provisions hereof shall continue in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof. The headings used in this Agreement are for the convenience of the parties only and shall not be construed in the interpretation of any provisions of this Agreement.


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     (h)  No Joint Venture. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and none of the parties hereto shall have the power to obligate or bind the others in any manner whatsoever. Each of the parties hereto agrees that in performing their duties under this Agreement they shall be in the position of independent contractors.












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     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.


LORENZO JEWELRY MANUFACTURING LTD.

By:     Signature Illegible
        -------------------

Title:  President & CEO
        -------------------


QVC, INC.

By:     Signature Illegible
        -------------------

Title:  Vice President
        -------------------



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